UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NuVasive, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

(The following e-mail communication was sent by NuVasive, Inc to certain institutional holders of its Common Stock on May 13, 2013)

Dear [Contact Name],

By now, you have likely received NuVasive’s voting card and have accessed our proxy statement which was mailed in connection with our May 23, 2013 Annual Meeting of Stockholders. I want to call to your attention to our second proposal on the ballot, our Say-on-Pay proposal and request your vote of “FOR” on this matter.

Proposal #2 - “Say-on-Pay”

NuVasive’s record of industry-leading growth spans our entire history as a public company dating back to 2004. To encourage continued growth of both revenue and earnings, our Compensation Committee has taken significant steps to ensure that the compensation of our named executive officers (“NEOs”) is strongly aligned with the performance of NuVasive. ISS Proxy Advisory Services (“ISS”) identified these positive changes to our compensation practices when it recently issued a voting recommendation “FOR” the Company’s Say-on-Pay proposal.

In addition to having ISS’s support and recommendation “FOR” our Say-on-Pay proposal, I would like to share some of our key performance accomplishments with you:

•

For our fiscal year ended December 31, 2012, we saw a total stockholder return (“TSR”) of 23%. As of May 10, we have seen a TSR of 46% in 2013. We continue to believe our proven industry-leading performance will be reflected in the stock price over the long term.

•	Our 2013 first quarter revenue was $159.5 million, a 5.2% increase over the 2012 first quarter.

•	Over the past three years, our revenue has increased 38% and our market share has increased 9%.

Also, in order to further strengthen the alignment between executive compensation and our performance, in 2012, we:

•

Delivered a High Portion of our NEOs’ Total Direct Compensation in Performance-Based Incentive and Variable Compensation — Annual and long-term performance-based variable compensation comprises a majority of our NEO’s total direct compensation opportunity. 50% of our CEO’s and 48% of our remaining NEOs’ total compensation was subject to NuVasive-specific performance criteria of revenues, operating margin and earnings per share.

•

Set Aggressive Performance-Based Compensation Goals — Our 2012 Executive Performance Bonus Plan had a revenue target of $623 million while our initial 2012 publicly-announced target revenue guidance was $615 million.

•

Tied the Vast Majority of Realizable Pay to Company Performance—85% of our CEO and 75% of our remaining NEOs’ annual and long-term compensation opportunities are variable, the realizable value of which moves in step with NuVasive’s performance and stockholder returns.

•

Long-Term Performance-Based Equity Awards Strongly Tied to Company Goals and Stockholder Returns—50% of our NEOs’ equity grant was in the form of Performance-Based Restricted Stock Units (“PRSUs”) while the remaining 50% of the equity grant was in Time-Based Restricted Stock Units (“RSUs”).

Our Compensation Committee continues to review ways to strengthen the alignment between executive compensation and company performance. As a result, for 2013, we:

•

Introduced Total Stockholder Return (TSR) as the sole performance metric of our PRSUs— The Compensation Committee determined that utilizing TSR as a measure in 2013 was in our stockholders’ best interest. Not only does this metric closely align NEO compensation with stockholders, the Compensation Committee believes that NuVasive is taking a lead among our peer group to better align pay and performance. Only four of our peer companies grant performance-based equity and only one peer-company uses TSR.

•

Eliminated Benchmarking — Previously, the Compensation Committee targeted the 75th percentile of the Company’s peer group in establishing executive pay levels for the upcoming fiscal year. The Compensation Committee now reviews several varied sources of data, each element of pay, total compensation and other factors to make individual pay decisions. This revised practice ensures our pay is aligned with our compensation policies, company performance and competitive practices.

These proactive steps, when coupled with our strong operating performance, demonstrate that we are committed to aligning executive compensation with the long term interests of our stockholders. Further details of our changes can be found in our proxy statement. ISS recognized these improved payment practices and have recommended a vote “FOR” our Proposal #2, Say-On-Pay Proposal.

Please let me know if you have any questions or have concerns voting “FOR” Proposal #2, our Say-On-Pay proposal. I can answer questions or I can help set up a call or meeting with management as desired. We are strongly committed to maintaining and improving the alignment between our executive’s compensation and our Company performance, and your voting “FOR” this proposal will help us achieve our goal of maximizing long-term stockholder value.